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                                             SECURITIES AND EXCHANGE COMMISSION
                                                         Washington, D.C. 20549

                                                                FORM N-8A

                                                 NOTIFICATION OF REGISTRATION
                                         FILED PURSUANT TO SECTION 8(a) OF THE
                                    INVESTMENT COMPANY ACT OF 1940, AS AMENDED

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, as amended, and in connection with such notification submits the following information:

         ----------------------------------------------------------

         Name:
                  Sage Life Investment Trust

         Address of Principal Business Office:
         (No. & Street, City, State, Zip Code)

                  One Exchange Place
                  Boston,  Massachusetts  02109

         Telephone Number:

                  (617) 573-1556

         Name and Address of Agent for Service of Process:

                  Julie A. Tedesco, Esq.
                  One Exchange Place - BOS865
                  Boston, Massachusetts   02109

         Copies to:

                  Kimberly J. Smith, Esq.
                  Sutherland, Asbill and Brennan LLP
                  1275 Pennsylvania Avenue, N.W.
                  Washington, D.C.  20004-2404

         Check Appropriate Box:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: Yes [X] No[_ ]



                                   SIGNATURES


         Pursuant to the requirements of the Investment Company act of 1940, as amended, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of Boston, Commonwealth of Massachusetts, on the 27th day of January, 1998.



                        By:      /s/Julie A. Tedesco
                                Julie A. Tedesco
                                Trustee


         Attest:   /s/Teresa M.R. Hamlin
                  Teresa M.R. Hamlin
                  Trustee